UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 18, 2020

APPROACH RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33801	51-0424817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Ridgmar Centre 6500 West Freeway, Suite 900 Fort Worth, Texas		76116
(Address of principal executive offices)		(Zip Code)

(817) 989-9000

(Registrant’s telephone number, including area code)

One Ridgmar Centre

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Stock, par value $0.01 per share	*	*

* On November 12, 2019, Approach Resources Inc.’s common stock began trading on the OTC Pink marketplace. The NASDAQ Global Select Market has filed a Form 25 with the Securities and Exchange Commission to remove the common stock of Approach Resources Inc. from listing and registration on the NASDAQ Global Select Market. Deregistration under Section 12(b) of the Act will become effective 90 days after the filing date of the Form 25.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on November 18, 2019 (the “Petition Date”), Approach Resources Inc. (“Approach,” the “Company,” or “we”) and all of its subsidiaries (the “Filing Subsidiaries” and, together with Approach, the “Debtors”) filed voluntary petitions (collectively, the “Bankruptcy Petitions”) under chapter 11 (“Chapter 11”), of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”), thereby commencing the Chapter 11 cases captioned In re Approach Resources Inc., et al., Case No. 19-36444 (Bankr. S.D. Tex.) (the “Chapter 11 Cases”).

As previously disclosed, on January 28, 2020, the Company sought approval from the Court to implement a Key Employee Incentive Program (the “KEIP”) by filing a motion to approve the KEIP [Dkt. No. 221] (the “KEIP Motion”). On February 18, 2020, the Court entered an order approving the implementation of the KEIP [Dkt. No. 269] (the “KEIP Order”), and the KEIP became effective upon such Court approval. The participants in the KEIP include the following executive officers of the Company: Mr. Sergei Krylov, President and Chief Executive Officer; Mr. Troy Hoefer, Executive Vice President – Operations; Mr. Joshua Dazey, Executive Vice President – Legal; and Mr. Ian Shaw, Executive Vice President – Finance and Accounting (collectively, the “Eligible Executives”).

The KEIP is an incentive plan intended to incentivize the Eligible Executives to provide their best efforts in connection with the Chapter 11 Cases and the Company’s previously disclosed plans for potential sales of all or substantially all of the Debtors’ assets pursuant to Section 363 of the Bankruptcy Code.

Subject to terms and conditions provided in the KEIP, the KEIP provides an opportunity for the Eligible Executives to receive incentive compensation in connection with certain restructuring events of the Company (a “Payment Event”), including: (1) the closing of a Qualifying Sale (as defined in the KEIP) with a Transaction Value (as defined in the KEIP) of at least a certain identified target, or (2) the entry of a confirmation order by the Court approving a Qualifying Plan of Reorganization (as defined in the KEIP) with a Transaction Value of at least a certain identified target.

Pursuant to the terms of the KEIP, the performance metrics include threshold, target and stretch amounts in the form of certain payout percentages based on the Transaction Value of a Qualifying Sale or Qualifying Plan of Reorganization, as applicable.  Upon the occurrence of a Payment Event, each Eligible Executive shall receive an amount equal to a percentage of his target amount, as specified in the KEIP, determined as of the date of the Payment Event (the “Incentive Payment”). The target amounts for the Eligible Executives under the KEIP are as follows: Mr. Krylov, 84% of annual base salary; Mr. Hoefer, 75% of annual base salary; Mr. Dazey, 63% of annual base salary; and Mr. Shaw, 63% of annual base salary. Performance measured against the Transactional Value metrics will result in the following Incentive Payments: a 60% payout for threshold performance, a 100% payout for target performance and a 120% payout for stretch performance.

In order to receive an Incentive Payment under the KEIP, the Eligible Executives must, among other things, either be employed by the Company or one of its subsidiaries on the date of the Payment Event, or have been involuntarily terminated without cause or due to death or permanent disability (a “Qualifying Termination”). If an Eligible Executive ceases to be an employee of the Company or one of its subsidiaries for any reason other than a Qualifying Termination, he shall no longer be considered to be an Eligible Executive and shall no longer be entitled to receive any Incentive Payment.

The foregoing description of the KEIP does not purport to be complete and is qualified in its entirety by reference to the KEIP, as approved by the Court. The KEIP is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Information regarding the Chapter 11 Cases, including copies of the KEIP Motion and the KEIP Order, is available through the Company’s website under the Restructuring Information tab, which contains a link to the claims agent’s website, https://dm.epiq11.com/approachresources.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1*	Key Employee Incentive Plan

* Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Approach Resources Inc.

By:	/s/ Joshua E. Dazey
Joshua E. Dazey
Executive Vice President – Legal

Date:  February 21, 2020

5